Exhibit 24.1

EXHIBIT

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Justin C. Dearborn and Steven M. Oreskovich, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the annual report on Form 10-K for the year ended December 31, 2014 of Merge Healthcare Incorporated and any and all amendments thereto, and to file the same, with the Securities and Exchange Commission  and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Date: February 26, 2015	By:	/s/ Michael W. Ferro, Jr.
Michael W. Ferro, Jr.
Chairman of the Board

Date: February 26, 2015	By:	/s/ Dennis Brown
Dennis Brown
Director

Date: February 26, 2015	By:	/s/ William J. Devers Jr.
William J. Devers Jr. Director

Date: February 26, 2015	By:	/s/ Matthew M. Maloney
Matthew M. Maloney
Director

Date: February 26, 2015	By:	/s/ Nancy J. Koenig
Nancy J. Koenig
Chief Operating Officer and Director

Date: February 26, 2015	By:	/s/ Richard A. Reck
Richard A. Reck
Director

Date: February 26, 2015	By:	/s/ Neele E. Stearns, Jr.
Neele E. Stearns, Jr.
Director

Date: February 26, 2015	By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Chief Executive Officer and Director
(principal executive officer)

Date: February 26, 2015	By:	/s/ Steven M. Oreskovich
Steven M. Oreskovich
Chief Financial Officer
(principal financial officer and principal accounting officer)